QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.3

         December 31, 2003

Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, North Carolina 78230

  Re:
  Registration Statement on Form S-4 by Kinetic Concepts, Inc.
  (Registration No. 333-109217)

Ladies and Gentlemen:

        We have acted as special North Carolina counsel to Medclaim, Inc., a North Carolina corporation (the "North Carolina Guarantor") in connection with the Registration Statement on Form S-4 (Registration No. 333-10917) filed on September 29, 2003 and amended on October 24, 2003, November 21, 2003 and December 31, 2003 (the "Registration Statement") by Kinetic Concepts, Inc., a Texas corporation ("Company" or "Registrant"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's offer to exchange (the "Exchange Offer") up to $205,000,000 aggregate principal amount of the Company's Series B 7 3/8% Senior Subordinated Notes due 2013 (the "Exchange Notes") for a like principal amount of the Company's issued and outstanding Series A 7 3/8% Senior Subordinated Notes due 2013 (the "Old Notes"). The Indenture, dated August 11, 2003 (the "Indenture"), by and among the Company, the Guarantors identified on Schedule I hereto ("the Guarantors") and U.S. Bank, N.A., as trustee (the "Trustee"), provides for the guarantee of the Exchange Notes by the Guarantors (the "Guarantees") to the extent set forth in the Indenture. The Company is conducting the Exchange Offer to satisfy its obligations under the Registration Rights Agreement, dated August 11, 2003 (the "Registration Rights Agreement"), by and among the Company, the Guarantors, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC, Goldman Sachs & Co., J.P. Morgan Securities, Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto other than the North Carolina Guarantor had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, by such parties, and the execution and delivery by such parties of such documents and, except to the extent expressly set forth in our opinion below, the validity and binding effect thereof on such parties. We have also assumed that the parties to Exchange Notes, the Guarantees, the Indenture and the Registration Rights Agreement other than the North Carolina Guarantors have complied with all aspects of applicable laws (except as otherwise stated herein) in connection with the transactions contemplated thereby. In rendering the opinions expressed below we have also assumed, without independent investigation or verification of any kind, that the parties other than the North Carolina Guarantor have been duly incorporated, formed, or organized, as the case may be, and are validly existing in good standing as corporations, limited partnerships, or limited liability companies, as the case may be, under the laws of their respective states of incorporation, formation, or organization. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the North Carolina Guarantor, the Company and others, and of public officials.

        We have examined and are familiar with originals or copies, the authenticity of which have been established to our satisfaction, of all such documents, corporate records, certificates of officers of the North Carolina Guarantor and public officials, and other instruments as we have deemed necessary to express the opinions hereinafter set forth. In expressing our opinions herein, we express no opinion as to compliance with federal and state securities laws.

        The opinions expressed herein are limited to the laws of the State of North Carolina and the federal laws of the United States that are applicable to transactions of the type contemplated by the Exchange Offer (the "Applicable Law").

        The opinions set forth below are subject to the following qualifications, further assumptions and limitations:

          (a)   we do not express any opinion as to the enforceability of the Indenture, the Exchange Notes and the Guarantees.

        Members of our firm are admitted to the practice of law in the State of North Carolina and we do not express any opinion as to the laws of any other jurisdiction other than the Applicable Law to the extent referred to specifically herein. Insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Law, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

        (1)    The Indenture has been duly authorized, validly executed and delivered by the North Carolina Guarantor.

        (2)    The Guarantee of the North Carolina Guarantor has been duly authorized, validly executed and delivered by the North Carolina Guarantor.

        We hereby consent to Skadden, Arps, Slate, Meagher & Flom LLP's reliances on the opinions expressed herein in connection with their rendering a legal opinion on behalf of the Company and the Guarantors in connection with the transactions contemplated hereby.

        We hereby consent to the use of our name in the Registration Statement as counsel who has expressed an opinion upon certain legal matters in connection with the issuance and sale of the Exchange Notes (including specifically the reference contained under the caption "Legal Matters") and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder.

Yours very truly,
James, McElroy & Diehl, P.A.
By:	/s/ CATHERINE A. BARNES Catherine A. Barnes

QuickLinks

  Exhibit 5.3